Exhibit 3.1

Innovation, Science and Economic Development Canada
Corporations Canada
Innovation, Sciences et Développement économique Canada
Corporations Canada

Certificate of Amalgamation

Canada Business Corporations Act

Certificat de fusion

Loi canadienne sur les sociétés par actions

IMAX CORPORATION

Corporate name / Dénomination sociale

1561896-7

Corporation number / Numéro de société

I HEREBY CERTIFY that the above-named corporation resulted from an amalgamation, under section 185 of the *Canada Business Corporations Act*, of the corporations set out in the attached articles of amalgamation.

JE CERTIFIE que la société susmentionnée est issue d'une fusion, en vertu de l'article 185 de la *Loi canadienne sur les sociétés par actions*, des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints.

Hantz Prosper

Director / Directeur

2024-01-01

Date of Amalgamation (YYYY-MM-DD)
Date de fusion (AAAA-MM-JJ)

Canada

Innovation, Science and Economic Development Canada
Corporations Canada
Innovation, Sciences et Développement économique Canada
Corporations Canada

Canada Business Corporations Act (CBCA)
FORM 9
ARTICLES OF AMALGAMATION
(Section 185)

1 - Corporate name of the amalgamated corporation

IMAX CORPORATION

2 - The province or territory in Canada where the registered office is situated (do not indicate the full address)

Ontario

3 - The classes and any maximum number of shares that the corporation is authorized to issue

The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Special Shares, issuable in series. Schedule 1 sets forth the rights, privileges, restrictions and conditions of such shares.

4 - Restrictions, if any, on share transfers

None.

5 – Minimum and Maximum number of directors (for a fixed number of directors, indicate the same number in both boxes)

Minimum number: 1 Maximum number: 15

6 - Restrictions, if any, on the business the corporation may carry on

None.

7 - Other provisions, if any

See Schedule II attached hereto.

8 - The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:

	183 - Long form: approved by special resolution of shareholders	☒	184(1) - Vertical short-form: approved by resolution of directors	☐	184(2) - Horizontal short-form: approved by resolution of directors

9 – Declaration

I hereby certify that I am a director or an authorized officer of the following corporation:

Name of the amalgamating corporations	Corporation number	Signature
IMAX CORPORATION	399473-2	/s/ Kenneth Weissman
SSIMWAVE Inc.	1559998-9	/s/ Abdul Rehman

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

ISED-ISDE 3190E (2016/11) Page 1 of 2

Canada

MT MTDOCS 48995556v

SCHEDULE I

1	Common Shares
The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

(a)
Payment of Dividends: The holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the Board of Directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the Board of Directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or ratably with the holders of the Common Shares, the Board of Directors may in their sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation.

(b)
Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of the Corporation, or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or ratably with the holders of the Common Shares, be entitled to participate ratably in any distribution of the assets of the Corporation.

(c)
Voting Rights: The holders of the Common Shares shall be entitled to receive notice of an to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common Share held at all such meetings.

2	Special Shares
The rights, privileges, restrictions and conditions attaching to the Special Shares are as follows;

(a)
Series: The Special Shares may at any time or from time to time be issued in one or more series. The Board of Directors of the Corporation may from time to time before the issue thereof fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of Special Shares.

(b)
Priority: The Special Shares shall be entitled to priority over the Common Shares and all other shares ranking junior to the Special Shares with respect to the payment of dividends and the distribution of assets of the Corporation in the event of any liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

(c)	Voting Rights: Except as otherwise provided by law, the holders of the Special Shares shall not, as such, be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Special Shares shall not be entitled to vote separately as a class on any proposal to amend the Articles of the Corporation to:

(i)	increase or decrease any maximum number of authorized Special Shares, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the Special Shares; or

(ii)	effect an exchange, reclassification or cancellation of all or part of the Special Shares; or

(iii)	create a new class of shares equal or superior to the Special Shares.

SCHEDULE II

1	The number of directors of the Corporation at any time shall be such number within the minimum and maximum number of directors set forth in the articles of the Corporation as is determined from time to time by resolution of the directors in light of the Corporation’s contractual obligations in effect from time to time.

2	Subject to the Canada Business Corporations Act and the Corporation’s contractual obligations then in effect, the directors may fill any vacancies among the directors, whether arising due to an increase in the number of directors within the minimum and maximum number of directors set forth in the articles of the Corporation or otherwise.

3	Directors elected at a meeting of shareholders will hold offices until the next annual meeting of shareholders or until their successors are elected or appointed.

4	Meetings of shareholders may be held in New York, New York; Los Angeles, California; Santa Monica, California; San Diego, California; Chicago, Illinois; Houston, Texas; San Antonio, Texas; Dallas, Texas; Philadelphia, Pennsylvania; Phoenix, Arizona; Detroit, Michigan; and Washington, DC; or in any place in Canada that the directors from time to time determine.